Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Investview, Inc. for the year ended March 31, 2016 of our report dated July 14, 2016 included in its Registration Statements on Form S-8 relating to the financial statements for the one year ended March 31, 2016 listed in the accompanying index.

/s/ Liggett, Vogt & Webb P.A.

New York, New York

July 14, 2016